Exhibit 99.3

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	Edward Spehar
(212) 578-7888

KURT M. CAMPBELL NAMED TO METLIFE’S BOARD OF DIRECTORS

NEW YORK, July 25, 2013 – MetLife, Inc. (NYSE: MET) announced that Kurt M. Campbell, 55, has been elected to its board of directors effective today.

“I am pleased to welcome Kurt to MetLife’s board of directors,” said Steven A. Kandarian, chairman, president and chief executive officer of MetLife, Inc. “Kurt’s significant public policy background and deep knowledge of the Asia region, combined with his experience advising companies across a broad range of industries, will certainly benefit MetLife and its shareholders.”

Campbell is founding partner, chairman and chief executive officer of The Asia Group, LLC, a strategic advisory and investment group specializing in the Asia-Pacific region. Previously, he was assistant secretary of state for East Asian and Pacific Affairs in the U.S. Department of State from June 2009 to February 2013. In this capacity, Campbell advanced a comprehensive strategy to advocate for U.S. interests, particularly the promotion of trade and investment, throughout the Asia-Pacific region. In acknowledgement for his contributions in advancing national interests in Asia, he was awarded the Secretary of State’s Distinguished Service Award (2013) — the nation’s highest diplomatic honor.

In January 2007, Campbell co-founded the Center for a New American Security (CNAS), a nonprofit organization, which focuses on developing strong, pragmatic and principled national security and defense policies. He served as chief executive officer from January 2007 to June 2009 and currently serves as co-chair of the board.

In 2004, Campbell founded StratAsia, a strategic advisory firm focused on Asia with clients in financial services, defense, aerospace, manufacturing and retail, and served as its chairman from 2004 to 2009. He was the senior vice president, director of the International Security Program and Henry A. Kissinger chair at the Center for Strategic and International Studies. He was also associate professor of public policy and international relations at the John F. Kennedy School of

Government and assistant director of the Center for Science and International Affairs at Harvard University. Campbell previously served in several capacities in government, including as deputy assistant secretary of defense for Asia and the Pacific, director on the National Security Council Staff, deputy special counselor to the president for NAFTA in the White House and White House fellow at the Department of the Treasury.

Campbell received a B.A. from the University of California, San Diego, a certificate in music and political philosophy from the University of Erevan in Soviet Armenia and his doctorate in international relations from Brasenose College at Oxford University, where he was a Distinguished Marshall Scholar.

MetLife, Inc. is a leading global provider of insurance, annuities and employee benefit programs, serving 90 million customers. Through its subsidiaries and affiliates, MetLife holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

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